Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 and related Prospectus of Finward Bancorp of our report dated March 31, 2025, with respect to the consolidated financial statements of Finward Bancorp included in the Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Forvis Mazars, LLP

Indianapolis, Indiana

June 10, 2025